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                                                                 EXHIBIT 2.5.2.3

ABLE TELCOM HOLDING CORP.




                                             January 11, 2000


Mr. David S. Myers
Vice President and Controller
MCI WorldCom
500 Clinton Center Drive
Clinton, Mississippi 39056


         Re: Able Telcom Holding Corp.: MCI/WorldCom Conversion of Debt to
             Equity

Dear Mr. Myers:

         This letter will serve to document our agreement of this date regarding the conversion by WorldCom Network Services, Inc. ("WorldCom") of some or all of the 11.5% Subordinated Promissory Note (the "Note") of Able Telcom Holding, Corp. ("Able") dated September 1, 1998 payable to WorldCom in shares of $.001 par value common stock ("Common Stock") of Able.

         On January 12, 2000, WorldCom will deliver the Note to Able in exchange for Able issuing 3,050,000 shares ("WorldCom Shares") of Common Stock to WorldCom, representing less than 20% of the Common Stock outstanding subsequent to that issuance. WorldCom will deliver a standard "for investment letter" to Able.

         One certificate for the WorldCom Shares shall be issued and delivered to WorldCom and such certificate shall bear the following legend:

         "These securities have not been registered under the Securities Act of 1933, as amended, or any state's securities laws. These securities may not be sold, offered for sale, transferred or assigned except pursuant to an effective registration statement under said Securities Act, any applicable state securities laws or pursuant to an applicable exemption from such registration requirements."


           1000 Holcomb Woods Parkway, Suite 440 - Roswell GA 30076
                    Ph: (770) 993-1570 - Fax: (770) 993-8532



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Mr. David S. Myers
January 11, 2000
Page Two


     Able agrees that it will cancel the Note upon delivery of the Note to it and will execute another note in the same form as the Note in the amount of $4,456,250 due February 1, 2001. The portion of the Note converted is determined based upon the January 8, 2000 closing price of Able Common Stock at $8.375 per share.

     Please sign an original and one copy of this letter in the space indicated below to evidence our agreement. Please return the original to me and keep the duplicate original copy for your files.

     Should you have any questions, please contact me.

                           ABLE TELCOM HOLDING CORP.


                           By: /s/ James E. Brands
                              -----------------------
                               Name:  James E. Brands
                               Title: Executive Vice President


                           MCI WORLDCOM


                           By: /s/ David S. Myers
                              -----------------------
                               Name:  David S. Myers
                               Title: Vice President and Controller


  1000 Holcomb Woods Parkway, Suite 440  Roswell, GA 30076  Ph: (770) 993-1570
                              Fax: (770) 993-8532